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                                                                Exhibit 10.13

                           Software Distribution Agreement


          This Software Distribution Agreement (the "Agreement") is made and entered into this 26th day of September, 1997 by and between Trusted Information Systems, Inc., a Delaware corporation with offices at 15204 Omega Drive, Rockville, Maryland 20850 ("TIS") and Network-1 Software & Technology, Inc., a Delaware corporation with its principal offices at 909 Third Avenue, 9th Floor, New York, New York 10022 ("Network-1").

          1.   Definitions.  As used in this Agreement:

          (a) "Confidential Information" shall mean confidential or other proprietary information that is disclosed by either party to the other under this Agreement including, without limitation, software, code and designs, product specifications and other confidential business information. Confidential information shall not include information which (i) is or becomes public knowledge without any action by or involvement of a party;
(ii) has been independently developed other than pursuant to this Agreement;
(iii) constitutes residuals (the "Residuals") as such term is defined in paragraph 6 of the Non-Disclosure Agreement, dated April 7, 1997, between Network-1 and TIS; (iv) is disclosed by a party with the prior written approval of the other party; or (v) is disclosed pursuant to any judicial or government order provided that such party gives the other party sufficient prior notice to contest such order.

          (b) "Derivative Work" means any work which is based upon one or more pre-existing works such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such pre-existing work may be recast, transformed or adopted, and which, in the absence of this Agreement or other authorizations by the owner of the pre-existing work, would constitute a copyright infringement. Derivative Work does not include Residuals.

          (c) "Effective Date" shall mean the date identified on the signature page of this Agreement as the effective date.

          (d) "End User(s)" means any person or entity which is granted a sublicense by Network-1, in accordance with this Agreement, to use the Licensed Product as a component of the Network-1 FireWall/Plus Product.

          (e) "Network-1 FireWall/Plus Product" shall mean the firewall software product(s) and other software products developed by and for and owned by Network-1 for use on Microsoft based operating systems (including Windows/NT and Windows 95) as set forth on Exhibit A (including any unilateral amendments provided by Network-1 to TIS) and any Updates or Upgrades relating to such products.

          (f) "Network-1 FireWall/Licensed Product" shall mean the Network-1 FireWall/Plus Product which includes the Licensed Product as a component.

          (g) "Intellectual Property Rights" shall mean all forms of intellectual property rights and protections that may be obtained for or may pertain to, the Licensed Product, Confidential Information and marks and may include without limitation:

               (i) all right, title and interest in and to all Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuations-in-part applications throughout the world now or hereafter filed;

               (ii) all right, title and interest in and to all trade secret rights and equivalent rights arising under the common law, state law, federal law and laws of foreign countries;

               (iii) all right, title and interest in and to all mask works, copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work, under common law, state law, federal law and laws of foreign countries; and

               (iv) all right, title and interest in and to all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names under common law, state law, federal law and laws of foreign countries.

          (h) "Licensed Product" means TIS' software proxies for Enterprise Firewall platform and associated software as defined in Exhibit B, as it may be amended from time to time by mutual agreement of the parties.

          (i) "Net Receipts" shall mean the actual gross receipts less sales, use, excise, value added or other similar taxes and allowances for returns, defects and replacements received by Network-1 from distribution of the Network-1 FireWall/Licensed Product. If the Network-1 FireWall/Licensed Product is distributed with other products that do not contain the Network-1 FireWall/Licensed Product in a bundle for a single price, the Net Receipts attributable to the Network-1 FireWall/Licensed Product will be determined by pro rating the receipts from the sale or license of the package according to the suggested retail prices, or if no suggested retail price is announced, the values established by Network-1 for the separate works contained in the package, whether or not such products are distributed separately, provided that such values are reasonably related to the values or cost of the separate products. Net Receipts will not include any receipts from copies of the Network-1 FireWall/Licensed Product which are distributed by Network-1 to previous purchasers of the Network-1 FireWall/Licensed Product as back-up, replacement or update copies for which Network-1 does not receive its standard payment. No Royalties will be credited or paid to TIS with respect to any receipts from copies of the Network-1 FireWall/Licensed Product supplied for promotional purposes (as well as evaluation purposes) to the press, trade, sales representatives or potential customers for the Network-1 FireWall/Licensed Product. Amounts received by Network-1 as deposits or advances will not be deemed to have been received until shipment of the Network-1 FireWall/Licensed Product to the End User making the deposit or advance has been made against such deposit or advance.

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Partial payment of an invoice will be pro-rated over all products included in the invoice. Amounts received by Network-1 in foreign currencies will be deemed converted into U.S. dollars at the exchange rate on the date of actual payment.

          (j) "Royalties" shall mean the royalties payable with respect to distribution of the Network-1 FireWall/Licensed Product as described in
Section 6 hereof.

          (k) "Source Code" shall mean program code applicable to the Licensed Product, expressed in the form suitable for modification by humans as well as any Updates and Upgrades as defined herein and any and all applicable related documentation.

          (l) "Specifications" shall mean the published Specifications applicable to the Licensed Product that are in effect as of the date the Licensed Product is delivered to Network-1. During the term, if TIS substantially amends its specifications, TIS shall inform Network-1 of the revised Specifications.

          (m) "Term" shall mean the period beginning on the Effective Date and terminating on the date this Agreement is terminated under Section 13 hereof.

          (n) "Update" means the release of the Licensed Product which is a minor release or bug fix or an error correction.

          (o) "Upgrade" means a new revision of the Licensed Product that includes enhancements which increase performance or increase functionality for which TIS charges a license fee.

          2.   Grant of License.

          (a) Subject to the terms and conditions set forth in this Agreement, TIS hereby grants to Network-1 a worldwide, perpetual (subject to termination as provided in Section 13), non-exclusive license to (i) incorporate and/or bundle the Licensed Product only with the Network-1 FireWall/Plus Product and to market, distribute, and sublicense the Licensed Product solely as a component of the Network-1 FireWall/Plus Product; and
(ii) to use the License Product for testing, demonstration, training, promotional and evaluation purposes by its personnel, end users, resellers and distributors.

          (b) If TIS should make any Updates or Upgrades to the Licensed Product, TIS shall make (at no additional cost to Network-1) the same available to Network-1 under the terms and conditions of this Agreement.

          (c) Network-1 may not modify, enhance or otherwise change the Licensed Product except to the extent required to integrate the Licensed Product with the Network-1 FireWall/Plus Product. Any such permissible modification, enhancement or change to the Licensed Product by Network-1 shall be the exclusive property of Network-1 (the "Network-1 Modifications") and Network-1 will automatically grant TIS, a worldwide, fully paid-up, non-

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exclusive, perpetual, irrevocable license to market, sublicense, use and distribute the Network-1 Modifications except that TIS may not sublicense, distribute or otherwise provide the Network-1 Modifications to direct competitors of Network-1 as listed on Exhibit C hereto (Exhibit C may be amended by Network-1 upon consent of TIS which shall not be unreasonably withheld).

          (d) Network-1 agrees to allow TIS to enforce its rights under any agreement Network-1 may have with any third party or End User to protect any confidentiality and proprietary property of TIS included in the Licensed Product.

          (e) Network-1 shall not market, distribute or sublicense the Licensed Product to any party deemed a competitor of TIS as set forth on Exhibit D hereto (the "TIS Competitor"). In the event of a merger or sale of substantially all of the assets of Network-1 with or to any TIS Competitor, TIS shall have the right to terminate this Agreement upon six (6) months notice. In addition, at no time shall any TIS Competitor have access to the Source Code as provided in Section 3 hereof without the express written consent of TIS.

          (f) Network-1 shall not market, distribute or sublease the Licensed Product to any Original Equipment Manufacturer without first obtaining the written consent of TIS.

          (g) Except as otherwise provided herein, Network-1 shall not copy the Licensed Product in whole or in part, except as reasonably necessary for archival backup purposes and for use by Network-1 of the Licensed Product as permitted under this Agreement. Network-1 agrees to reproduce on all documentation relating to the Network-1 FireWall/Licensed Product, proprietary trademark or copyright markings as follows: "The
[Describe proxies actually used from Exhibit B] Software Proxies are a product of Trusted Information Systems, Inc."

          (h) TIS, at its sole discretion, shall have the right to modify the Licensed Product at any time during the Term provided that TIS provides Network-1 with Beta source code relating to such modification as soon as it is available and gives Network-1 thirty (30) days prior notice of such change, including any revised or additional Specifications.

          (i) All licenses to End Users, whether granted by Network-1 directly or through a distributor, shall contain Network-1's standard license, a copy of which is attached hereto as Exhibit E.

          (j) Nothing in this Agreement shall obligate Network-1 to incorporate the Licensed Product with the Network-1 FireWall/Plus Product and Network-1 may offer its Network-1 FireWall/Plus Product without the Licensed Product at anytime hereafter subject to Network-1's obligation to pay TIS the Minimum Royalty Payment set forth in paragraph 6(b) herein and TIS' right of termination as provided in paragraph 13(b) hereof.

          3.   Source Code Escrow.

          TIS has deposited in escrow with Network-1 the Source Code which shall be maintained in escrow by Network-1 in a secure environment at its office location at 878

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Greenview Drive, Grand Prairie, Texas 75050 (or such other location Network-1 provides TIS upon 30 days prior notice). Network-1 shall employ such procedures with respect to the Source Code that are no less restrictive than the strictest procedures used by it to protect its own confidential and proprietary source code which procedures shall be no less than reasonable care. Network-1 shall allow a limited number of its employees and consultants (a list of consultants who have had access to the Source Code as of the date hereof is attached hereto as Schedule 1 and after the date hereof a list of consultants will be provided to TIS prior to access) to have access to the Source Code provided such employees or consultants execute confidentiality agreements in the form annexed hereto as Exhibit F, and only for the following purposes: (i) integrating the Licensed Product with Network-1 FireWall/Plus Product and (ii) maintenance and bug fixes.

          4.   Marketing and Distribution of the Licensed Product.

          Network-1 will be responsible for and have sole discretion (except as otherwise expressly provided herein) with respect to determining and implementing all or any marketing strategies, policies or programs relating to the distribution of the Licensed Product by Network-1 as provided herein, including, without limitation, methods of marketing, pricing, packaging, labeling and identification, protection, advertising, terms and conditions of sale and/or license, collection of end users' names, scope and expense of marketing, and use of warranty or user registration procedures. Network-1 shall have the right to distribute the Licensed Product in accordance with the terms of this Agreement in a variety of forms, and by any variety of methods, in its sole discretion.

          5.   Delivery and Acceptance.

          (a) Delivery. TIS has delivered the Licensed Product to Network-1 and will provide all Updates and Upgrades to Network-1's designated representatives of which Network-1 will advise TIS in writing. Network-1 has evaluated the Licensed Product and the Licensed Product is hereby deemed accepted by Network. Except as set forth in Section 6 hereof, Network-1 shall not be required to make any payments to TIS with respect to the Licensed Product.

          6.   Royalty Payments.

          (a) Royalty Payments. Network-1 shall pay to TIS Royalties of *% of the Net Receipts derived from distribution of the Network-1 FireWall/Licensed Product. Network-1 agrees that in no event shall the Royalties payable to TIS hereunder be less than $* per unit of Network-1 FireWall/Licensed Product sold by Network-1 in accordance with the terms of this Agreement. The Royalties shall be paid to TIS by Network-1 on a quarterly basis, within thirty (30) days following the end of each calendar quarter.

* This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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          (b)  Minimum Royalty Payment.  For the period ending March 30,
1999, Network-1 agrees to pay to TIS total Royalties of a minimum of $100,000 pursuant to Section 6(a) herein (the "Minimum Royalty Payment") regardless of the Net Receipts derived from distribution of Network 1 FireWall/Licensed Product. In the event the Minimum Royalty Payment has not been paid by April 30, 1999 (for the period ending March 30, 1999), Network-1 shall be obligated to make an additional payment to TIS by May 15, 1999 in an amount equal to the difference between the Minimum Royalty Payment and the Royalties paid to TIS for the period ending March 30, 1999. In the event the Minimum Royalty Payment is not paid by Network-1 as provided herein, Network-1 shall be in breach of this Agreement and TIS shall have the right to terminate this Agreement in accordance with Section 13(c) hereof. Any such termination shall not relieve Network-1 of its obligation to pay TIS the Minimum Royalty Payment.

          (c) Reports of Royalties. Network-1 shall deliver to TIS, along with its payment of Royalties due for each quarter, a written report showing, in reasonable detail, its calculation of Royalties payable with respect to such calendar quarter. Network-1 shall maintain such books and records as are necessary to properly calculate the amount of Royalties to be paid pursuant to this Agreement. A certified public accountant to be chosen by TIS, and approved by Network-1 (which approval shall not be unreasonably withheld), may, upon reasonable notice and during normal business hours, but no more often than once each year, inspect the records of Network-1 on which such reports are based. Any information revealed in such inspections shall be confidential and not disclosed to anyone, except to the extent necessary to identify to TIS, Network-1 or any fact finder in any action instituted to enforce the terms of this Agreement, any inaccuracy which may be found in the amount of Royalties due to TIS or except as otherwise provided by law. The fees and expenses of the independent certified public accountant shall be paid by TIS, unless the inspection uncovers an underpayment for the evaluation period in question in excess of 5% of the amount actually paid by Network-1 during the period of the audit, in which case the fees and expenses of the certified public accountant shall be paid by Network-1.

          7. Support. TIS shall provide Network-1 with technical support in connection with integration of the Licensed Product with the Network-1 FireWall/Plus Product which shall include (i) up to one (1) week on-site support for purposes of integration of the Licensed Product with the Network-1 FireWall/Plus Product, (ii) support for bug fixes related to the Licensed Product and (iii) support for modifications to the Licensed Product caused by operating system changes provided that the Licensed Product is then currently offered by TIS on such operating system. Except as otherwise provided herein, following Network-1's release of the Network-1 FireWall/Licensed Product, any technical support provided by TIS to Network-1 on site shall be billed at TIS's standard rates of $2,000 per day.

          8. Intellectual Property Rights. Except as otherwise specifically provided in this Agreement, Network-1 hereby acknowledges that TIS and its licensors (as their interests may appear) retain all Intellectual Property Rights (including, without limitation, any and all related patents, trademarks, copyrights or proprietary or trade secret rights) in the Licensed Product and Confidential Information, including, without limitation, all corrections, modifications and other

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Derivative Works to the Licensed Product.  Except for the Network-1
Modifications, Network-1 hereby assigns to TIS all Intellectual Property Rights it may hereafter possess in the Licensed Product and Confidential Information and all Derivative Works and agrees (i) to execute all documents, and take all actions, that may be necessary to confirm such rights, and (ii) to retain all proprietary marks, legends and patent and copyright notices that appear on the Licensed Product or Confidential Information delivered to Network-1 by TIS and all whole or partial copies thereof.

          9. Confidentiality. Network-1 agrees to observe complete confidentiality with respect to the Confidential Information, not to disclose or permit any third party or entity access to, the Confidential Information (or any portion thereof) without the prior written approval of TIS (except such disclosure which is required to perform any obligations under this Agreement) and to insure that any employees, or any third parties who receive access to the Confidential Information, are advised of the confidential and proprietary nature thereof and are prohibited from copying, utilizing or otherwise revealing the Confidential Information in any manner not already permitted under this Agreement or the Non-Disclosure Agreement between the parties, dated April 7, 1997. Without limiting the foregoing, Network-1 agrees to employ with regard to the Confidential Information, procedures no less restrictive than the strictest procedures used by it to protect its own confidential and proprietary information which procedures shall be no less than reasonable care.

          10. Warranties. TIS represents and warrants that (i) the Licensed Product is, and the Upgrades and Updates will be, the original creation of TIS, TIS is the sole and exclusive owner of the Licensed Product, and will be the sole and exclusive owner of the Upgrades and Updates (except as otherwise disclosed to Network-1) and, TIS has the rights to grant licenses therefor as granted to TIS under this Agreement, (ii) the grant to and the exercise by Network-1 of any and all rights set forth in this Agreement and TIS's disclosures to Network-1 pursuant to this Agreement do not, and will not, violate the U.S. patent rights, copyrights, trade secret rights, trademark rights or other proprietary contractual or other rights of any third party,
(iii) for a period of ninety (90) days following the first use of the Licensed Product by an End User, the Licensed Product and Upgrades will substantially conform to and operate as described in applicable Specifications, and (iv) TIS has full power and authority to enter into this Agreement and to grant the rights and obligations set forth herein and this Agreement is enforceable in accordance with its terms.

          11.  Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES STATED IN
SECTION 10 HEREIN, TIS DISCLAIM(S) ALL EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE LICENSED PRODUCT FURNISHED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          12.  Indemnification.

          (a) By TIS. TIS agrees to indemnify, hold harmless and defend Network-1, its officers, directors, employees, contractors, licensors and agents, from any claims, liabilities,

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damages, costs and expenses (including reasonable attorneys' fees and costs of suit) to the extent they arise out of (i) a material breach of this Agreement by TIS, (ii) a breach of any of the representations and warranties set forth in Section 10 hereof or any other representations set forth in this Agreement and (iii) any claims of infringement of any U.S. copyright, patent or trade secret or other proprietary rights, arising from the Licensed Product and any modification, enhancement or misuse of the Licensed Product by TIS. If TIS receives notice of an alleged infringement, TIS shall use its best efforts, subject to commercial reasonableness, to either obtain the right to continued use of the Licensed Product, or to modify the Licensed Product so that it is no longer infringing.

          (b) By Network-1. Network-1 agrees to indemnify, hold harmless and defend TIS, its officers, directors, employees, contractors, licensors and agents, from any claims, liabilities, damages, costs and expenses (including reasonable attorneys' fees and costs of suit) to the extent they arise out of (i) a material breach by Network-1 of the terms and provisions of this Agreement, and (ii) any claim of infringement of any U.S. copyright, patent or trade secret or other proprietary rights relating to the Network-1 FireWall/Plus Product excluding any such claim relating to the Licensed Product.

          (c) Indemnification Conditions. Promptly after receipt by TIS or Network-1 of notice of any claim that may affect the Licensed Product or the commencement of any action, proceeding, or investigation in respect of which indemnity or reimbursement may be sought as provided above, such party (the "Indemnitee") shall notify the party from whom indemnification is claimed (the "Indemnitor"), but the failure of such Indemnitee to notify the Indemnitor with respect to a particular action, proceeding or investigation shall not relieve the Indemnitor from any obligation or liability (i) which it may have pursuant to this Agreement if the Indemnitor is not substantially prejudiced by the failure to notify or (ii) which it may have otherwise than pursuant to this Agreement. The Indemnitor shall promptly assume the defense of the Indemnitee with counsel reasonably satisfactory to the Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnitor. The Indemnitee will cooperate with the Indemnitor in the defense of any action, proceeding or investigation for which the Indemnitor assumes the defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any action, proceeding, or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the Indemnitor has agreed to pay such fees and expenses, (ii) the Indemnitor shall have failed promptly to assume the defense of such action, proceeding or investigation and employ counsel reasonably satisfactory to the Indemnitee, or (iii) in the reasonable judgment of the Indemnitee there may be one or more defenses available to the Indemnitee which are not available to the Indemnitor with respect to such action, claim, or proceeding, in which case the Indemnitor shall not have the right to assume the defense of such action, proceeding or investigation on behalf of the Indemnitee. The Indemnitor shall not be liable for the settlement by the Indemnitee of any action, proceeding or investigation effected without its consent, which consent shall not be unreasonably withheld. The Indemnitor shall not enter into any settlement in any action, suit or proceeding to which the Indemnitee is a party, unless such settlement includes a general release of the Indemnitee with no payment by the Indemnitee of consideration.

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          13.  Term and Termination.

          (a) Term of Agreement. Subject to the foregoing limitation, this Agreement shall continue perpetually, unless terminated in accordance with the provisions of Section 13 below.

          (b) Termination. Network-1 may terminate this Agreement effective at the end of any calendar year beginning with the year ended December 31, 1998 by giving TIS prior written notice at any-time during the month of October preceding such year end. TIS may terminate this Agreement upon thirty (30) days prior notice if for any two consecutive calendar quarters after December 31, 1998, Network-1 does not pay TIS minimum Royalties of $* per quarter, payment to be provided in accordance with the terms of this Agreement. In addition, if at any time after December 31, 1998, Network-1 does not offer the Licensed Product as part of any Network-1 FireWall/Licensed Plus Product for any ninety (90) day period, TIS shall have the right to terminate this Agreement upon thirty (30) days prior notice.

          (c) Termination Upon Breach. Each party shall have the right to terminate this Agreement provided (i) such party provides thirty (30) days prior notice to the other party; (ii) the other party is in a material breach of any of the terms of this Agreement; and (iii) the prior breach is not cured within such thirty (30) day period. Any such notice shall provide, in reasonable detail, a description of the alleged breach and the requested cure of that breach.

          (d) Effect of Termination. In the event of a termination of this Agreement pursuant to this Section 13, Network-1 shall have the right, for a period of 180 days, to distribute its existing inventory of the Network-1 FireWall/Licensed Product pursuant to the terms of this Agreement. Any such termination shall not affect the rights of any End User that has purchased the Network-1 FireWall/Licensed Product from Network-1 in accordance with the terms of this Agreement prior to its termination. Upon termination of this Agreement, for any reason, Network-1 will return to TIS all copies of the Licensed Product or certify to TIS that Network-1 has destroyed all such copies, except that Network-1 may retain one (1) copy of the object code for the Licensed Product solely for the purpose of supporting its existing licensees.

          14.  Limitation of Liability.  EXCEPT FOR PAYMENTS DUE PURSUANT TO
SECTION 6 HEREIN AND THE INDEMNIFICATION PROVISIONS OF SECTION 12 HEREOF, IN NO EVENT SHALL EITHER PARTY (OR ITS LICENSORS) BE LIABLE FOR ANY LOSS REVENUES OR PROFITS OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR RELATED TO THE LICENSED PRODUCT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          15.  General Provisions.



* This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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          (a)  Export Compliance.  The rights and obligations of Network-1 shall be subject to such United States laws and regulations as shall from time to time govern the license and delivery of technology abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation to the Export Administration Act of 1979, and the Export Administration regulations issued by the Department of Commerce, International Trade Administration, Office of Export Administration. Network-1 agrees that it shall not, directly or indirectly, export, reexport or transship the Licensed Product or any parts or copies thereof in such manner as to violate such laws and regulations in effect from time to time.

          (b) Publicity. Neither party shall, without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld, announce this Agreement in a press release or other promotional material. In addition, neither party shall disclose the terms and conditions of this Agreement to any third party, except as may be required (i) to implement and enforce the terms of this Agreement, or (ii) by legal procedure or by law or (iii) by Network-1 in connection with an Initial Public Offering ("IPO"). In the case of clause (iii) above, Network-1 may, for the sole purpose of initiating or affecting its IPO, disclose the full terms and conditions of this Agreement only to its legal counsel, its investment bankers, its investment bankers' legal counsel, securities regulatory authorities and potential investors who are bound by a confidentiality agreement covering the terms and conditions of this Agreement as Confidential Information of Network-1 and TIS. In addition, Network-1 may disclose in a prospectus for an IPO such material information concerning this Agreement as the attorneys who advise Network-1 on matters relating to the Securities Act of 1933, as amended, shall advise is necessary to be disclosed in such prospectus. A copy of the proposed IPO prospectus disclosure shall be provided to TIS and TIS shall not unreasonably withhold its consent to such disclosure.

          (c) Equitable Relief. Each party acknowledges that any breach of its obligations under this Agreement with respect to the grant of the license hereunder, Intellectual Proprietary Rights or Confidential Information will cause the other party irreparable injury for which there are inadequate remedies at law, and that such party will be entitled to seek equitable relief with respect to any such breach in addition to all other remedies provided by this Agreement or available at law.

          (d) Successors and Assigns. Except as otherwise provided herein, this Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, except either party may assign this Agreement without the other's prior written consent to an Affiliated Entity, or in the event of a merger or other reorganization involving such party, or sale of all or substantially all of such party's assets. For purposes hereof, Affiliated Entity shall be defined as an entity controlled by, or under common control with, such party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their successors and assigns.

          (e) Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of New York without reference to conflicts of law principles.

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          (f)  Relationship of Parties.  Neither party will have and will not represent that it has, any power, right or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party's name, except as herein expressly provided. Nothing stated in this Agreement shall be construed as constituting Network-1 and TIS as partners or as creating the relationship of principal/agent, employer/employee or franchise/franchisee between the parties.

          (g) Attorneys' Fees. In the event that any legal action is required in order to enforce or interpret any of the provisions of this Agreement, the prevailing party in such action shall recover all reasonable costs and expenses, including attorneys' fees, incurred in connection therewith.

          (h) Further Actions. At any time and from time to time, each party agrees without further consideration, to take such action and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          (i) Waiver. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of that or any other provision of this Agreement.

          (j) Force Majeure. Except for the obligation to make payments as provided herein, nonperformance of either party shall be excused to the extent the performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

          (k) Severability. If any of the provisions of this Agreement are found or deemed by a court of competent jurisdiction to be invalid or unenforceable, they shall be severable from the remainder of the Agreement and shall not cause the invalidity or unenforceability of the Agreement.

          (l) Notices. Notices to either party shall be in writing and shall be deemed delivered when served in person or three business days after being deposited in the United States mail, first-class certified mail, postage prepaid, return receipt requested, or one business day after being dispatched by a nationally recognized one-day express courier service addressed as follows:

          To TIS:             Trusted Information Systems, Inc.
                              15204 Omega Drive
                              Rockville, Maryland 20850
                              Attn: Jeffrey H. Schneider, Esq.

          with a copy to:     Kenneth A. Mendelson, Esq.
                              Trusted Information Systems
                              3060 Washington Road
                              (Route 97)
                              Gleenwood, Maryland 21738

          To Network-1:       Network-1 Software & Technology, Inc.
                              909 Third Avenue, 9th Floor
                              New York, New York 10022
                              Attn: Robert Russo, President

          with a copy to:     Bizar Martin & Taub, LLP
                              1350 Avenue of the Americas,
                              29th Floor
                              New York, New York 10019
                              Attn: Sam Schwartz, Esq.

          (m) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and, with the exception of the Non-Disclosure Agreement, dated April 7, 1997, between the parties, supersedes in its entirety any and all written or oral agreements or understandings previously existing between the parties with respect to such subject matter. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. Any amendments or modifications of this Agreement must be in writing and signed by both parties hereto.

          (n) All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

          (o) Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF the parties have entered into this Agreement as of the date first set forth above.

                    Trusted Information Systems, Inc.

                    By:  /s/ Jeffrey H. Schneider
                         ----------------------------------
                    Printed Name: Jeffrey H. Schneider
                                 ------------------------
                    Title:    Director of Contracts
                              -----------------------------------


                    Network-1 Software & Technology, Inc.

                    By:  /s/ Robert Russo
                         ------------------------------
                    Printed Name: Robert Russo
                                 --------------------
                    Title:    President
                              -----------------------------------

Effective Date: September 26, 1997
                                          13

                                   EXHIBIT A

FireWall/Plus Enterprise

                                   EXHIBIT B

                                LICENSED PRODUCTS

The following proxies and libraries have been provided by TIS to Network-1:

Proxies
o     http,
o     ahttp,
o     ftp,
o     authserver,
o     logserver

Libraries
o     the authentication libraries
o     firewall library
o     the NT-specific firewall library, and
o     the Unix emulation library

                                    EXHIBIT C

                              NETWORK-1 COMPETITORS

In addition to entities which sell/license a generic firewall, the following is a list of competitors of Network-1:

1.    Altivista Internet Software Inc.
2.    ANS Communications
3.    Border Network Technologies Inc.
4.    Check Point Software Technology Inc.
5.    Cisco Systems, Inc.
6.    Digital Equipment Corporation
7.    Cyberguard Corp.
8.    Cycon Technologies
9.    Global Internet Software Group Inc.
10.   Global Technology Associates Inc.
11.   IBM
12.   Microsoft Corporation
13.   Milkyway Networks Corp.
14.   Network Systems Corporation
15.   NEC Technologies
16.   Netguard Ltd.
17.   Raptor Systems Inc.
18.   Seattle Software Labs Inc.
19.   Secure Computing Corp.
20.   Sidewinder
21.   Sun Microsystems Inc.
22.   Technologies Inc.
23.   Ukiah Software Inc.
24.   Data General
25.   Hewlett Packard
26.   Radguard
27.   V-One Corp.

                                    EXHIBIT D

                                 TIS COMPETITORS

In addition to entities which sell/license a generic firewall, the following is a list of TIS' competitors:

1.    Altivista Internet Software Inc.
2.    ANS Communications
3.    Boarderware
4.    Check Point Software Technologies Inc.
5.    Cyberguard Corp.
6.    Cycon Technologies
7.    Global Internet Software Group Inc.
8.    Global Technology Associates Inc.
9.    IBM
10.   Milkyway Networks Corp.
11.   NEC Technologies Inc.
12.   Netguard Ltd.
13.   Raptor Systems Inc.
14.   Seattle Software Labs Inc.
15.   Secure Computing Corp.
16.   Sidewinder
17.   Sun Microsystems Inc.
18.   Technologies Inc.
19.   Ukiah Software Inc.
20.   Data General
21.   Digital Equipment Corp.
22.   Hewlett Packard
23.   Radguard
24.   V-One Corp.

       NETWORK-1 SOFTWARE AND TECHNOLOGY, INC. SOFTWARE LICENSE AGREEMENT

      BEFORE OPENING THIS CD JEWEL CASE, PLEASE READ THE FOLLOWING TERMS AND CONDITIONS OF THIS AGREEMENT CAREFULLY. THIS IS A LEGAL AGREEMENT BETWEEN YOU AND NETWORK-1 SOFTWARE AND TECHNOLOGY, INC. ("NETWORK-1") AND THE TERMS OF THIS AGREEMENT GOVERN YOUR USE OF THIS SOFTWARE. OPENING THIS JEWEL CASE OR USE OF THE ENCLOSED MATERIALS WILL CONSTITUTE YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THE TERMS OF THIS LICENSE, PROMPTLY RETURN THE UNOPENED JEWEL CASE CONTAINING THE SOFTWARE TO THE PLACE WHERE YOU OBTAINED IT.

1. Grant of License. The application, demonstration, system and other software accompanying this License, whether on disk, in read only memory or on any other media (the "Software") and the related documentation are licensed to you by Network-1. In consideration of payment of the license fee, Network-1 as Licensor, grants to you, as Licensee, a non-exclusive right to use and display this copy of the Software on a single computer (i.e., a single CPU) only at one location at any time. To "use" the Software means that the Software is either loaded in the temporary memory (i.e., RAM) of a computer or installed on the permanent memory of a computer (i.e., hard disk, CD ROM, etc.). You may use at one time as many copies of the Software as you have licenses for. You may install the Software on a common storage device shared by multiple computers, provided that if you have more computers having access to the common storage device than the number of licensed copies of the Software, you must have some software mechanism which locks-out any concurrent users in excess of the number of licensed copies of the Software (an additional license is not needed for the one copy of Software stored on the common storage device accessed by multiple computers).

2. Ownership of Software. As Licensee, you own the disk or other physical media on which the Software is originally or subsequently recorded or fixed, but Network-1 retains title and ownership of the Software, both as originally recorded and all subsequent copies made of the Software regardless of the form or media in or on which the original or copies may exist. This License does not constitute a sale of the original Software or any copy.

3. Restrictions. The Software contains copyrighted material, trade secrets, and other proprietary material. Except as permitted by applicable legislation, you may not decompile, reverse engineer, disassemble or otherwise reduce the Software to a human-perceivable form. You may not modify, network, rent, lease, loan, distribute or create derivative works based on the Software in whole or in part.

4. Transfer Restrictions. This Software is licensed to only you, the Licensee, and may not be transferred to anyone else without the prior written consent of Network-1. Any authorized transferee of the Software shall be bound by the terms and conditions of this Agreement. In no event may you transfer, assign, rent, lease, sell or otherwise dispose of the Software on a temporary or permanent basis except as expressly provided herein.

5. Export Law Assurances. You agree and certify that neither the Software nor any other technical data received from Network-1, nor the direct product thereof, will be exported outside the United States except as authorized and as permitted by the laws and regulations of the United States and the laws and regulations of the jurisdiction in which you obtained the Software.

6. Termination. This License is effective until terminated. This License will terminate automatically without notice from Network-1 if you fail to comply with any provision of this License. Upon termination you shall destroy the written materials and all copies of the Software, including modified copies, if any.

7. Government End Users. If the Software is supplied to the United States Government, the Software is classified as "restricted computer software" as defined in the clause 52.227-19 of the Federal Acquisition Regulations System ("FAR"). The United States Government's rights to the Software are as provided in Clause 52.227-19 of the FAR.

8. Limited Warranty on Media. Network-1 warrants the media on which the Software is recorded to be free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date of purchase as evidenced by a copy of the receipt. The entire liability of Network-1 and your exclusive remedy will be replacement of the media not meeting Network-l's limited warranty and which is returned to Network-1 or a Network-1 authorized representative with a copy of the receipt. Network-1 will have no responsibility to replace media damaged by accident, abuse or misapplication. ANY IMPLIED WARRANTIES ON THE MEDIA, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE LIMITED IN DURATION TO NINETY (90) DAYS FROM THE DATE OF DELIVERY. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY BY JURISDICTION. THE TERMS OF THIS DISCLAIMER DO NOT LIMIT OR EXCLUDE ANY LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY NETWORK-1'S NEGLIGENCE.


                                     VI.B.2

9. Disclaimer of Warranty on Software (for the purposes of paragraphs 9 and 10 hereof, Network-1, the directors, officers, employees, agents and representatives of Network-1, and Network-1's Licensors are collectively referred to as "Network-1"). You expressly acknowledge and agree that use of the Software is at your sole risk. The Software and related documentation are provided "AS IS" and without warranty of any kind. NETWORK-1 EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NETWORK-1 DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE WILL MEET YOUR REQUIREMENTS, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SOFTWARE WILL BE CORRECTED. FURTHERMORE, NETWORK-1 DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY NETWORK-1 OR A NETWORK-1 AUTHORIZED REPRESENTATIVE SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY. SHOULD THE SOFTWARE PROVE DEFECTIVE, YOU (AND NOT NETWORK-1 OR A NETWORK-1 AUTHORIZED REPRESENTATIVE) ASSUME THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU. THE TERMS OF THIS DISCLAIMER AND) THE LIMITED WARRANTY IN PARAGRAPH 8 DO NOT LIMIT OR EXCLUDE ANY LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY NETWORK-1'S NEGLIGENCE.

10. Limitations of Liability. UNDER NO CIRCUMSTANCE INCLUDING NEGLIGENCE, SHALL NETWORK-1 BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT RESULT FROM THE USE OR INABILITY TO USE THE SOFTWARE OR RELATED DOCUMENTATION, EVEN IF NETWORK-1 OR A NETWORK-1 AUTHORIZED REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU. In no event shall Network-1's total liability to you for all damages, losses and causes of action (whether in contract, tort (including negligence) or otherwise) exceed the amount paid by you for the Software.

11. Controlling Law and Severability. This License shall be governed by and construed in accordance with the laws of the United States and the State of New York, as applied to agreements entered into and to be performed entirely within New York between New York residents. Each party hereto irrevocably agrees that the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any dispute and/or controversy of whatever nature arising out of or relating to the Licensee's use of the Software and/or related documentation, and that accordingly any suit, act or proceeding arising out of or relating to such matters shall be brought in such courts and, to this end, each party hereto irrevocably agrees to submit to the jurisdiction of such courts and irrevocably waives any objection which it may have now or hereafter to such exclusive jurisdiction. If for any reason a court of competent jurisdiction finds any provision of this License, or portion thereof, to be unenforceable, that provision of this License shall be enforced to the maximum extend permissible so as to effect the intent of the parties, and the remainder of this License shall continue in full force and effect.

12. Complete Agreement. This License constitutes the entire agreement between the parties with respect to the use of the Software and related documentation, and supersedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this License will be binding unless in writing and signed by a duly authorized representative of Network-l.

                                    EXHIBIT F

                            CONFIDENTIALITY AGREEMENT

            This Agreement is intended to set forth in writing my responsibility to NETWORK-1 Software & Technology Inc. ("Network-1") in connection with certain confidential and proprietary information provided to NETWORK-1 by Trusted Information Systems, Inc. ("TIS"), as follows:

            1. As a condition to my having access to source code (the "Source Code") relating to certain software proxies provided by TIS to Network-1, in accordance with the Software Distribution Agreement, dated September, 1997, I agree that I will observe complete confidentiality with respect to the Source Code, and will not disclose the Source Code or any information related thereto to any third party except to the extent required to perform duties on behalf of Network-1.

            2. Upon termination of my employment or consulting relationship with Network-1, I will deliver to NETWORK-1 all written and tangible materials in my possession relating to the Source Code or any other proprietary information relating to Network-1's business.

            3. I acknowledge that irreparable injury would be sustained by NETWORK-1 in the event of a violation by me of this Agreement and by reason therefore, I agree that if I violate this Agreement, the Company shall be entitled, in addition to all other legal and equitable remedies available to the Company, to an injunction to be issued by any Court of competent jurisdiction restraining me from committing or continuing any violation of this Agreement.

            4. This Agreement will be deemed to have been made and delivered in New York City and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without giving effect to conflict of laws. In addition, I (i) agree that any legal suit, action, or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or the United States District Court for the Southern District of New York, (ii) waive any objection to the venue of any such suit, action, or proceeding and the right to assert that such forum is not a convenient forum, (iii) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, or the United States District Court for the Southern District of New York in any suit, action, or proceeding. I further agree to accept or acknowledge the service of any and all process which may be served in any such suit, action, or proceeding brought in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon me by certified mail to my address shall be deemed in every respect effective service of process upon me or in any suit action or proceeding.

            This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior understandings, whether written or oral, with respect to the subject matter hereof. This Agreement shall only be amended by written agreement duly executed by the parties hereto.

            IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.


                                           -------------------------------------
                                           Employee/Consultant

                                           Address
                                                  ------------------------------

                                           NETWORK-1 SOFTWARE & TECHNOLOGY INC.

                                           By:
                                              ----------------------------------

                                   SCHEDULE 1

                                   CONSULTANTS

Brad Barton
Joe Goltz